Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp 525 University Avenue Palo Alto, California 94301 TEL: (650) 470-4500 FAX: (650) 470-4570 www.skadden.com

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October 18, 2024

Lucid Group, Inc.

7373 Gateway Boulevard

Newark, California 94560

Re:	Lucid Group, Inc. Offering of Common Stock

Ladies and Gentlemen:

We have acted as special United States counsel to Lucid Group, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of 301,813,971 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company (including up to 39,367,040 shares of Common Stock subject to an over-allotment option) (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

Lucid Group, Inc.

October 18, 2024

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)            the registration statement on Form S-3ASR (File No. 333-282677) of the Company relating to Common Stock and other securities of the Company filed on October 16, 2024 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations being hereinafter referred to as the “Registration Statement”);

(b)            the prospectus, dated October 16, 2024 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)            the preliminary prospectus supplement, dated October 16, 2024 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)            the prospectus supplement, dated October 16, 2024 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)            an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated October 16, 2024 between the Company and BofA Securities, Inc. (the “Underwriter”), relating to the sale by the Company to the Underwriter of the Shares;

(f)            an executed copy of a certificate of Dan Horwood, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g)            a copy of the Company’s Third Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of October 16, 2024, and certified pursuant to the Secretary’s Certificate;

(h)            a copy of the Company’s Second Amended and Restated Bylaws, in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(i)            a copy of certain action by written consent of the Board of Directors of the Company, adopted on October 15, 2024 and certain resolutions of the Pricing Committee thereof, adopted on October 16, 2024, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below

Lucid Group, Inc.

October 18, 2024

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties set forth in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

As used herein, “Organizational Documents” means those documents listed in paragraphs (h) and (i) above.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per Share.

In addition, in rendering the foregoing opinion we have assumed that:

(a)            the Company’s issuance of the Shares does not and will not (i) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments); and

(b)            the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

Lucid Group, Inc.

October 18, 2024

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

BDP